Exhibit 99.1
Finisar Announces Successful Completion of Voluntary Cash Offer to Acquire Ignis Shares and Plans to Commence Mandatory Cash Offer
SUNNYVALE, California, May 9, 2011 — Finisar Corporation (NASDAQ:FNSR) reported today that it has successfully completed its previously-announced voluntary public cash offer to acquire the outstanding shares of Ignis ASA, a Norwegian company whose shares are listed on the Oslo Stock Exchange (OSE: IGNIS), at a cash price of NOK 8 per share. The offer was made pursuant to an offer document dated April 7, 2011. The offer period expired on May 6, 2011, and all conditions to the completion of the offer were satisfied. Settlement with the tendering Ignis shareholders will be completed within 14 days.
The offer was accepted by holders of approximately 37.9 million shares of Ignis, representing approximately 48.1% of the outstanding shares of Ignis. These shares, combined with the 25.7 million shares held by Finisar before the offer, will bring Finisar’s total ownership to approximately 80.7% of the outstanding shares.
Under the Norwegian Securities Trading Act, Finisar’s ownership of more than one-third of the voting shares of Ignis triggers the requirement for Finisar to make a mandatory unconditional offer for all remaining Ignis shares. Finisar will proceed promptly with a mandatory offer for the remaining shares at a cash offer price of NOK 8 per share. An offer document setting forth the terms of Finisar’s mandatory offer will be published and distributed to the remaining Ignis shareholders as soon as possible following review and approval by the Oslo Stock Exchange, which is expected to be obtained within approximately two weeks.
SEB Enskilda is acting as Finisar’s financial advisor in the transaction and as the receiving agent for both the voluntary and mandatory offers, and DLA Piper is acting as Finisar’s legal advisor in the transaction.
Contacts:

Investor Contact: Kurt Adzema Chief Financial Officer +1 408-542-5050 or Investor.relations@Finisar.com	Press Contact: Victoria McDonald Sr. Manager, Corporate Communications + 1 408-542-4261
About Ignis
Ignis ASA is an innovative provider of optical components and network solutions for fiber optic communications. The company operates globally through four subsidiaries: Fi-ra Photonics in Korea (71.8% owned) and wholly-owned subsidiaries Syntune in Sweden, Ignis Photonyx in Denmark, and SmartOptics in Norway. Ignis’s product and services portfolio comprises passive optical components including optical chips, splitters and multiplexers, active optical components such as tunable lasers and modulators, and WDM-based solutions enabling the building of simple and cost effective high-capacity optical networks. Headquartered in Oslo, Norway, Ignis ASA is listed on the Oslo Stock Exchange under the OSE ticker IGNIS. www.ignis.com
About Finisar
Finisar (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and components that enable high-speed voice, video and data communications for telecommunications, networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements related to the anticipated timing of the mandatory offer. Forward-looking statements included in this press release are based on information available to Finisar as of the date of this press release and involve risks and uncertainties which could cause actual results to differ materially from those anticipated, including risks related to potential regulatory delays that could affect the timing of the mandatory offer. Each company faces additional risks and uncertainties which, in the case of Finisar, include those reported in its most recent Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission. No forward-looking statements in this press release should be relied upon as representing Finisar’s views or expectations as of any subsequent date and Finisar undertakes no obligation to revise or update any such forward-looking statement to reflect events or circumstances that may arise after the statement was made.
Additional Information
The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Ignis. Finisar plans to publish and distribute an offer document setting forth the terms of the mandatory offer to Ignis shareholders as soon as practicable. The offer document will contain important information about Ignis, the transaction and related matters. Investors and Ignis shareholders are urged to read the offer document carefully when it becomes available. Investors will be able to obtain free copies of the offer document by contacting SEB Enskilda, the receiving agent for the offer, at +47 21008500 or by visiting www.sebenskilda.no.
The offer will not be made in any jurisdiction in which the making of the offer would not be in compliance with the laws of such jurisdiction.

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